Exhibit 10.20

Highland Hospitality Corporation

Executive Deferred Compensation Plan

(as amended through March 10, 2005)

Article I. Purpose

The purpose of this Plan is to provide certain employees of Highland Hospitality Corporation (the “Company”) and certain companies affiliated therewith with a means to defer receipt of designated percentages of their Compensation.

The Plan is intended to be “a plan that is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, shall be interpreted and administered to the extent possible in a manner consistent with that intent and is not subject to participation and vesting, funding and fiduciary requirements under ERISA.

In connection with Barceló Crestline Corporation’s contribution of certain assets to Highland Hospitality, L.P., certain employees of Barceló Crestline Corporation have become employees of the Company and Highland Hospitality, L.P., and those employees’ accounts from the Barceló Crestline Corporation Executive Deferred Compensation Plan shall be transferred to this Plan. This Plan shall be effective January 1, 2004.

The Plan as amended through March 10, 2005, is intended to comply and be administered in conformity with Section 409A of the Code for amounts deferred after December 31, 2004 (within the meaning of Section 885(d) of the American Jobs Creation Act of 2004). It is intended that all amounts deferred after December 31, 2004, be separately accounted for and the Plan be interpreted in conformity with Section 409A and applicable regulatory guidance with respect to such deferrals.

Article II. Eligibility and Participation

Section 1.	Eligibility.

The following Employees shall be eligible to participate in the Plan:

(a) All Employees whose annual base salary plus cash bonus before any Election under this Plan exceeds $125,000 (or such other amount designated by the Committee);

(b) All Employees whose title is Vice President or above; and

(c) Any executive of the Employer who is included within a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and is designated by the Committee as eligible to participate in the Plan.

Section 2.	Election to Participate.

Each Employee who is eligible to participate in the Plan pursuant to Section 1 above shall, prior to the beginning of each Plan Year, have the option to make an Election to defer a percentage of his or her Compensation earned during the following Plan Year.

Notwithstanding the foregoing, an Employee may make an Election to participate during a Plan Year with respect to Compensation earned during that Plan Year and subsequent to the filing of such Election, provided such Election is made within 30 days of the Employee’s initial eligibility to participate. Such Election to defer Compensation shall apply to a percentage of the Participant’s Compensation for the Plan Year earned after the Election is filed.

The Administrator shall determine the maximum percentage of Compensation each Participant or class of Participants may elect to defer pursuant to the Plan for Compensation earned during each Plan Year.

For purposes of determining the date on which an amount is earned, a bonus payment earned for 2005 and later Plan Years shall be treated as earned during the period of performance for which such bonus is paid and, except as provided in the following sentence, a deferral election with respect to a bonus payment shall be made prior to the beginning of the Plan Year during which the period of performance for the bonus commences or, if applicable, within 30 days of the Employee’s initial eligibility to participate. The Administrator may allow a deferral election for Compensation earned for 2005 and later Plan Years, which constitutes performance-based compensation based on services to be performed over a period of at least twelve months, to be made no later than six months before the end of such performance period.

Section 3.	Cessation of Eligibility.

If the Administrator determines that an Employee who previously met the requirements for eligibility in Section 1 above no longer meets those requirements, such Employee shall become an inactive Participant. The Employee’s Election, if any, to defer Compensation shall cease to be effective as of the date the Administrator makes such determination. Even if the Participant’s active participation in the Plan ends, the Employee shall remain an inactive Participant in the Plan until the earlier of (a) the date the full amount of his or her vested Deferred Compensation Account, if any, is distributed, or (b) the date he or she again becomes eligible and recommences active participation in the Plan. During the period of time that an Employee is an inactive Participant in the Plan, his or her Deferred Compensation Account shall continue to be credited with earnings/losses as provided for in Section 4 of Article III below. Notwithstanding the terms of this Section 3, an Employee’s Election with respect to Compensation earned during a Plan Year shall not cease to be effective if continuance of the election is required to comply with Section 409A of the Code.

Section 4.	Form of Election.

An Election shall be made for each Plan Year on a form provided by the Administrator. Such Election Form shall: (a) designate the percentage of Compensation to be deferred for the following Plan Year (or remainder of the Plan Year in the case of a newly eligible participant), (b) designate the percentage of bonus compensation earned for the following Plan Year (or the current Plan Year in the case of a newly eligible Participant or an election with respect to performance based compensation made in accordance with the last paragraph of Article II, Section 2), (c) authorize the withholding of such specified percentages from the Employee’s pay, (d) designate the manner of distribution in accordance with Section 2 of Article V, (e) designate the distribution commencement date in accordance with Section 1 of Article V, (f) acknowledge the Employee’s agreement to be bound by the terms of the Plan, (g) acknowledge that the Employee’s election to defer Compensation may not be changed for the Plan Year and (h) contain such other information or provisions as the Administrator deems appropriate. Elections under the Prior Plan by Participants whose benefits under the Prior Plan have been assumed by this Plan shall remain in effect under the Plan.

Article III. Contributions to the Plan

Section 1.	Individual Accounts.

The Administrator shall establish and maintain records of each Participant’s Deferred Compensation Account, to which the Administrator shall credit (a) the Participant’s Elective Deferrals in accordance with Section 2 below, (b) the Company’s Matching Contributions in accordance with Section 3 below, and (c) earnings/losses in accordance with Section 4 below. The records of each Participant’s Deferred Compensation Account shall include sub-account records for Pre-2005 Deferrals and Post-2004 Deferrals.

Section 2.	Participant Elective Deferrals.

A Participant’s Election to defer Compensation shall first be credited to the Participant’s account in the Retirement Savings Plan up to the maximum amount permitted by its administrator or under the terms of the Retirement

Savings Plan or the Code. Any remaining deferrals of Compensation pursuant to such Election shall be credited to the Participant’s Deferred Compensation Account in accordance with Section 1 above. The Administrator shall, to the extent necessary to comply with Section 409A of the Code with respect to Post-2004 Deferrals, ignore amendments to the Retirement Saving Plan made after the effective date of an Employee’s Election and may adopt such rules for determining the amount to be credited to the Retirement Savings Plan as may be required for Post-2004 Deferrals to comply with Section 409A of the Code.

Section 3.	Company Matching Contributions.

(a) Company Basic Matching Contributions. The Administrator shall credit to the Participant’s Deferred Compensation Account an amount determined by (1) multiplying the Participant’s Compensation (while eligible under Section 1 of Article II) by four percent (4%) or, if less, the percentage the Participant has elected to defer for the Plan Year, then (2) subtracting from the result determined in (1) above the amount of the Company’s non-discretionary matching contribution the Participant received or is entitled to receive under the Retirement Savings Plan for the Plan Year.

(b) Company Discretionary Matching Contributions. For any Plan Year that the Company determines to provide a discretionary matching contribution under the Retirement Savings Plan, the Administrator shall credit to each Participant’s Deferred Compensation Account, an amount determined by (1) multiplying the Participant’s Compensation (while eligible under Section 1 of Article II) by the percentage of Compensation considered for the discretionary matching contribution under the Retirement Savings Plan for the Plan Year or, if less, the percentage the Participant has elected to defer for the Plan Year, then (2) multiplying the result in (1) above by the discretionary match percentage under the Retirement Savings Plan for such Plan Year, then (3) subtracting from the result determined in (2) above the Company’s discretionary matching contribution the Participant received or is entitled to receive for such Plan Year under the Retirement Savings Plan; provided, however, that such discretionary matching contribution under this Plan shall be made only on behalf of a Participant in this Plan who is eligible to share in the discretionary matching contribution under the Retirement Savings Plan.

(c) Additional Matching Contribution Rules. The Administrator shall adopt such additional rules as may be required by Section 409A with respect to Post-2004 Deferrals of matching contributions as the Administrator deems necessary or appropriate to provide for the deferral of such matching contribution in compliance with Section 409A of the Code.

Section 4.	Crediting of Earnings.

Each Participant may elect, on a form provided by the Administrator, to have his or her Deferred Compensation Account adjusted for the rates of return (earnings and losses) of the investment funds selected as investment measures by the Committee from time to time. The Participant may file a subsequent election with respect to the investment measures to be used for his or her Deferred Compensation Account, with such subsequent election to be effective at such time as established by the Administrator. The Administrator may adopt such additional procedures as it deems appropriate to administer such elections, including permitting and administering elections which apply only to future credits to a Participant’s Deferred Compensation Account. A Participant who does not have an election in effect with respect to his or her Deferred Compensation Account investment measures shall be credited with earnings/losses based on the rate of return on such investment fund or funds as the Committee may from time to time determine for such purpose.

Article IV. Vesting

A Participant shall be immediately vested in, and shall have a nonforfeitable right to, all amounts credited to his or her Deferred Compensation Account.

Article V. Distributions

Section 1.	Commencement of Distribution.

Except as provided in this Section, the vested portion of a Participant’s Deferred Compensation Account shall become payable as soon as administratively feasible following notification to the Administrator of such Participant’s Termination of Employment. Distribution shall be made in the manner specified in Section 2 of this Article. Alternatively, a Participant may elect at the time of the election to defer is made in accordance with Section 4 of Article II to have his or her distribution of the vested amount credited to his or her Deferred Compensation Account for a Plan Year which is solely attributable to Elective Deferrals in excess of four percent (4%) of Compensation earned for the Plan Year, as such amount is adjusted by earnings/losses, paid in a single lump sum payment as soon as administratively feasible following the earlier of (a) commencement of the sixth Plan Year following the Plan Year to which such Elective Deferrals relate (an “In-Service Distribution”) or (b) following notification to the Administrator of Participants’ Termination of Employment. Notwithstanding the preceding, to the extent required by Section 409A of the Code, no distribution of a Key Employee’s Post-2004 Deferrals shall be made an account of Termination of Employment before the date which is six months after the date of Termination of Employment (or, if earlier, the date of death of the Employee).

Section 2.	Method of Distribution.

(a) Election of Distribution Method. Each Participant shall designate in his or her Election made in accordance with Section 4 of Article II whether distribution of his or her account attributable to such Plan Year shall be made in the form of (a) a single lump sum cash payment, (b) annual cash installments payable over a period of four (4) years, or (c) annual cash installments payable over a period of ten (10) years. If payment is to be made in installments, the remaining balance in the Participant’s account shall continue to be credited with earnings/losses as provided in Section 4 of Article III and subsequent annual installments shall be made as soon as administratively feasible after the beginning of each Plan Year. In the event of the Participant’s death prior to complete distribution of such Participant’s Deferred Compensation Account, the remaining vested balance of the Participant’s Deferred Compensation Account shall be distributed in accordance with Section 3 of this Article in the manner elected by the Participant.

(b) Change of Distribution Method. Notwithstanding the foregoing, a Participant who has not incurred a Termination of Employment shall be entitled to change the manner of distribution of his or her existing Deferred Compensation Account under paragraph (a) of this Section as designated on a form provided by the Administrator. No change may be made to the portion of a Participant’s Deferred Compensation Account which is subject to an In-Service Distribution election nor may any change be made from another payment election to an In-Service Distribution. A change shall become effective on the first anniversary (the “Anniversary Date”) of the date such election is received by the Administrator, provided, however, that such a change in the manner of distribution shall be invalid if the Participant has a Termination of Employment prior to the Anniversary Date. Furthermore, no change to a Participant’s Post-2004 Deferrals shall be effective unless the election delays the payment or changes the form of payment and (a) the election does not take effect for at least 12 months after the date to election is made, (b) the election to the extent required by Section 409A(a)(4)(C) of the Code requires the first payment with respect to which the election is made to be deferred for a period of at least five years from date which such payment would otherwise have been made and (c) any election with respect to a payment distributable at a specified time (or fixed schedule) is not made later than 12 months prior to the date of the first scheduled payment.

(c) Emergency Distributions. Notwithstanding the provisions of paragraphs (a) and (b) of this Section, the vested portion of a Participant’s Deferred Compensation Account may be distributed prior to the Participant’s Termination of Employment. Distribution shall be made under this subsection only in cases of serious financial emergency that is beyond the control of the Participant, as determined by the Committee, and only if failure to make the distribution would result in severe hardship to the Participant or beneficiary. Amounts distributed under this subsection shall not exceed the amount needed to satisfy such emergency and to pay all applicable taxes on the amount of the distribution. With respect to distribution of Post-2004 Deferrals a “serious financial emergency” shall mean an unforeseeable emergency within the meaning of Section 409A of the Code, and distribution with respect to such an unforeseeable emergency shall be limited in accordance with Section 409A of the Code.

Section 3.	Beneficiaries.

Each Participant may designate a beneficiary or beneficiaries on a form provided by the Administrator to receive distributions due pursuant to this Plan following the Participant’s death; provided, however, that the beneficiary or beneficiaries designated by the Participant under the Retirement Savings Plan shall be deemed to be the beneficiary under this Plan unless the Participant specifically designates otherwise. The Participant’s beneficiary designation form shall also designate the method of payment from among those methods available under paragraph (a) of Section 2 of this Article; provided, however, that if no such method of payment is designated, the Participant shall be deemed to have elected that payment be made to the Participant’s beneficiary or beneficiaries in a single sum cash payment. A Participant may designate one or more primary beneficiaries and the percentage of the Participant’s account balance to be received by each such primary beneficiary and one or more secondary beneficiaries and the percentage of the Participant’s account balance to be received by each such secondary beneficiary. If no beneficiary is designated under the Retirement Savings Plan or this Plan, or if all of the primary beneficiaries and secondary beneficiaries designated by the Participant shall not survive the Participant, the Participant shall be deemed to have designated that the distribution be made in single sum cash payment to following beneficiaries (if then living) in the following order of priority: (a) spouse, (b) children, including adopted children, per stirpes, in equal shares, (c) parents, in equal shares, and (d) the Participant’s estate. Unless specified otherwise in the beneficiary designation, if the Participant shall have designated more than one primary beneficiary and one or more of the primary beneficiaries predecease the Participant, the remaining living primary beneficiaries will receive a distribution of the Participant’s account balance in proportion to the elections made among the remaining primary beneficiaries; the secondary beneficiary or beneficiaries will only be eligible to receive distribution of the Participant’s account balance if all of the primary beneficiaries predecease the Participant; and if all of the primary beneficiaries predecease the Participant and the Participant shall have designated more than one secondary beneficiary, and if one or more of the secondary beneficiaries shall predecease the Participant, the remaining living secondary beneficiaries will receive a distribution of the Participant’s account balance in proportion to the elections made among the remaining secondary beneficiaries.

Article VI. Limited Rights

Section 1.	Source of Funds.

Except as provided in this Section and Section 2 of this Article, the Company or the Employer shall provide the benefits described in the Plan from the general assets of the Company or the Employer. In any event, the Company or the Employer ultimately shall have the obligation to pay all benefits due to Participants and Beneficiaries under the Plan. The Company or the Employer may, but shall not be required to, establish a trust and may pay over funds from time to time to such trust (as described in Section 2 of this Article), and, to the extent that funds in such trust allocable to the benefits payable under the Plan are sufficient, the trust assets shall be used to pay benefits under the Plan. If such trust assets are not sufficient to pay all benefits due under the Plan, then the Company or the Employer shall have the obligation, and the Participant or Beneficiary, who is due such benefits, shall look to the Company or the Employer to provide such benefits. The Administrator or the Board shall allocate the total liability to pay benefits under the Plan among the Company and Employers as the Administrator or the Board (as applicable) in its sole discretion deems appropriate.

Section 2.	Trust.

The Company or the Employer, as appropriate, may transfer all or any portion of the funds necessary to fund benefits due hereunder to a trustee to be held and administered by the trustee pursuant to the terms of a trust agreement. To the extent provided in such trust agreement, each transfer into the trust fund shall be irrevocable as long as the Company or the Employer, as appropriate, has any liability or obligations under the Plan to pay benefits, such that the trust property is in no way subject to use by the Company or the Employer; provided, it is the intent of the Company and the Employer that the assets held by the trust are and shall in the event of the Company’s or the Employer’s bankruptcy or insolvency remain subject to the claims of the general creditors of the Company or the Employer. Notwithstanding the preceding, in the event that the Company or an Employer directly pays a benefit due under the Plan which is otherwise payable by the trust, the Company or the Employer may obtain a reimbursement from the trust fund for such amount. No Participant or Beneficiary shall have any interest in the assets held by the trust or in the general assets of the Company or the Employer other than as a general, unsecured creditor. Accordingly, neither the Company nor the Employer shall grant a security interest in the assets held by the trust in favor of the Participants, Beneficiaries or any creditor.

Section 3.	Accounts Do Not Result in Property Rights.

The Deferred Compensation Accounts on behalf of each Participant are for administrative purposes only, and do not vest in the Participants any right, title or interest in such reserve or such accounts, except as expressly set forth in this Plan. Title to and beneficial ownership of any assets, whether cash or investments which the Company or Employer may designate to make payments of Deferred Compensation Account hereunder, shall at all times remain in the Company or Employer, and no Participant shall have any property interest whatsoever in any specific assets of the Company or Employer.

Section 4.	Tax-Qualified Plans.

Amounts credited to a Participant’s account in the Deferred Compensation Account shall not be deemed compensation to such Participant for purposes of computing employer contributions or benefits under any tax-qualified plan of deferred compensation maintained by the Company or Employer.

Section 5.	No Assignment of Interests.

The right of a Participant (or Beneficiary, as the case may be) to receive any benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, or charge and any attempt to anticipate, alienate, sell transfer, assign, pledge, encumber, levy or charge the same shall be void, except that the right to receive benefits is transferable by the laws or descent and distribution.

Section 6.	Unsecured Claim.

Notwithstanding any provision of the Plan to the contrary, the right of any Participant or Beneficiary to receive any benefits under the Plan shall be an unsecured claim against the general assets of the Company or the Employer of the Participant to the extent not such claim for benefits is not satisfied by a trust established under Section 1 and 2 of this Article, and the Plan does not entitle a Participant or Beneficiary to greater priority than the general creditors of the Company or the Employer of the Participant.

Article VII. Administration

Section 1.	Authority of Administrator.

The Plan shall be administered by the Administrator. The Committee shall appoint one or more individuals to serve as Administrator until their resignation, death or removal. The Administrator shall be responsible for the management, operation and administration of the Plan and shall have authority to make all determinations required under the Plan, to interpret the Plan, to decide all questions of fact arising under the Plan, to formulate rules and regulations covering the operation of the Plan, to take all actions assigned to the Administrator under the terms of the Plan, and to make all other determinations necessary or desirable in the administration of the Plan. The Administrator may delegate any part of, or all of, its authority. The decision of the Administrator on any questions concerning or involving the interpretation or administration of the Plan shall be made in the good faith discretion of the Administrator and shall be final and conclusive. Notwithstanding any other provision of the Plan, a Participant may not participate in any action or make any determination regarding such Participant’s rights under the Plan. For avoidance of doubt, the Administrator’s authority to formulate rules and regulations covering operation of the Plan shall include rules and regulations which are necessary or appropriate for Post-2004 Deferrals under the Plan to comply with Section 409A of the Code and such rules and regulations shall apply to Participants notwithstanding the fact that such rules and regulations may result in a reduction of benefits otherwise available under the Plan.

Section 2.	Claims Procedure.

A claim for benefits under the Plan shall be made in writing in accordance with procedures established by the Administrator. If the Administrator denies all or any part of a claim, the Administrator will provide a written notice within ninety (90) days after the receipt of the claim setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial; (b) specific reference to the provisions of the Plan or any agreement entered into between the Participant and the Company or Employer upon which the denial is based; (c) description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) the steps to be taken by a claimant to request a review of the denial of the claim.

Section 3.	Claims Review Procedure.

If a claim is denied in whole or in part and a review is desired, the claimant shall notify the Administrator in writing within sixty (60) days after receipt by the claimant of the notice of the denial. The Committee appointed by the Board of Directors of the Company shall serve as the Review Committee. In requesting a review, the claimant may review the Plan or any documents relating to the Plan and submit any written issues and comments the claimant feels are appropriate. In its sole discretion, the Committee shall then review the claim and provide a written decision within sixty (60) days. If special circumstances warrant additional time, the Committee’s decision will be rendered as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. Written notice of any extension of time will be furnished to the claimant no later than sixty (60) days after receipt of the request for review. The Committee’s decision upon review shall state the specific reasons for the decision, include reference to the specific provisions of the Plan or any documents relating to the Plan upon which the decision is based, and shall be written in a manner calculated to be understood by the claimant. If a decision on the review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.

Section 4.	Expenses.

The expenses of administering this Plan shall be borne by the Company and shall not be charged against the Deferred Compensation Accounts.

Section 5.	Acceleration of Payments.

Notwithstanding anything in the Plan to the contrary and except as provided in this Section 5, the Committee in its sole discretion may direct the Administrator to pay any or all amounts credited to a Participant’s account in a single lump sum cash payment or accelerate payment of installments distributable under Section 2 of Article V of this Plan in order to clear out small balances, terminate the Plan, or otherwise to relieve costs of maintaining and administering the Plan. Except as provided by applicable regulations under Section 409A of the Code, no acceleration shall be made of the time or schedule of any payments of Post-2004 Deferrals under the Plan.

Article VIII. Amendment and Termination

The Plan may be amended, modified or terminated by the Company at any time. Notwithstanding the previous sentence, no amendment, modification or termination will reduce the benefits that would have been distributed under Article V if benefits were distributed immediately before the Plan’s amendment, modification or termination. An amendment necessary or appropriate to comply with Section 409A of the Code shall not be treated as a reduction of benefits. An amendment to the Plan may cease future contributions to the Plan. In connection with a termination of the Plan, except as provided in the last sentence of Article VII, Section 5, the Company, without the consent of any Participant or Beneficiary, may cause the timing of distributions under the Plan to be accelerated. The form of a proper amendment, modification, or termination of the Plan shall be a written instrument signed by a duly authorized officers of the Company certifying that the instrument has been approved the Company.

Article IX. Miscellaneous

Section 1.	No Contract of Employment.

Nothing in this Plan shall be construed as a contract of employment between the Company or the Employer or any person. Nothing in this Plan shall be deemed to constitute a contract for services between the Company or the Employer and any person, and nothing contained in this Plan shall be deemed to give any Participant any right to continue furnishing services to the Company or the Employer or give the Company or the Employer any right to demand such services. Nothing in this Plan shall be construed as a limitation of the right of the Company or the Employer to terminate a Participant with or without cause.

Section 2.	Binding Effect.

The Plan shall be binding on the Company and the Employer, their successors and assigns, and upon the Participant, the Participant’s spouse, Beneficiary, and heirs, legatees, executors and personal or legal representatives.

Section 3.	Liability.

No member of the Administrator or the Committee shall be liable for any action, determination or omission of any other member of the Administrator or the Committee or for any action, determination or omission on such member’s own part, including, but not limited to, the exercise of any power or discretion given to such member by the Plan, except those resulting from the member’s gross negligence or willful misconduct. For this purpose, no action taken in good faith shall constitute gross negligence or willful misconduct.

Section 4.	Indemnification.

Each member of the Administrator and the Committee shall be indemnified and held harmless by the Company and the Employer for all losses, liabilities, costs and expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him or her in connection with or arising out of any action, suit, or proceeding regarding administration of the Plan in which such individual may be involved by reason of being or having been a member of the Administrator or the Committee, whether or not he or she continues to be a member of the Administrator or the Committee at the time of incurring such loss, liabilities, costs and expenses. Notwithstanding any of the foregoing, no member of the Administrator or the Committee shall be entitled to indemnification by the Company or the Employer for any losses, liabilities, costs and expenses incurred (a) in respect of matters as to which such individual shall be finally adjudged in such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Administrator or the Committee, or (b) in respect of any matter in which any settlement is effected, in an amount in excess of the amount approved by the Company on the advice of its legal counsel. Moreover, no right of indemnification under the provisions set forth herein shall be available to or enforceable against the Company or the Employer unless, within sixty (60) days after institution of any such action, suit or proceeding the individual requesting indemnification shall have offered the Company, in writing, the opportunity to handle and defend the same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Administrator or Committee and shall be in addition to all other rights to which such member of the Administrator or the Committee may be entitled as a matter of law, contract or otherwise.

Section 5.	Gender and Headings.

Any masculine pronoun shall include the feminine and the singular shall include the plural and vice versa. The headings in this Plan are for convenience of reference only and are to be ignored in construing the Plan.

Section 6.	Payment to Guardian.

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Administrator may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Administrator may require proof of incompetency, minority, incapability or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Administrator, the trustees of any trusts, the Company, and the Employer from all liability with respect to such benefit.

Section 7.	Severability.

If any provision of this Plan is held to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect the remaining provisions of this Plan, and such provisions shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never been inserted in the Plan.

Section 8.	Governing Law.

The Plan shall be governed by the laws of the Commonwealth of Virginia, except to the extent preempted by federal law.

Article X. Definitions

Affiliate means with respect to an Employer, a parent or subsidiary of such Employer (determined without regard to the form of organization of such entity) and any other trade or business which is under common control with the Employer.

Beneficiary or Beneficiaries means the person or persons entitled to receive the Participant’s benefits in the event of the Participant’s death.

Code means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Committee means the Compensation Policy Committee designated by the Board of Directors of the Company.

Company means Highland Hospitality Corporation.

Compensation means for each Plan Year, a Participant’s wages, salaries, and fees for professional services and other amounts received, without regard to whether or not an amount is paid in cash, for personal services actually rendered in the course of employment with the Employer. Compensation includes, but is not limited to, commissions, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury Regulation Section 1.62-2(c)). Compensation paid or made available shall include any Elective Deferral (as defined in Code Section 402(g)(3)), and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1) or 403(b).

Compensation excludes the following:

•	distributions received from a plan of deferred compensation,

•	amounts realized from the exercise of a non-qualified stock option, when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or when an Employee receives dividends or other distributions with respect to restricted stock (or property) that are otherwise treated as Compensation,

•	amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, and

•	amounts deferred by an Employee under the terms of a non-qualified deferred compensation plan.

Deferred Compensation Account means a book reserve for each Participant to which the Company shall credit the amounts deferred by the Participant pursuant to Section 2 of Article III, any Company matching contributions pursuant to Section 3 of Article III, and any earnings/losses credited on such book reserve in accordance with Section 4 of Article III. The Administrator shall maintain such sub-accounts for each Participant’s Deferred Compensation Account as are necessary for the proper administration of the Plan.

Election means an Employee’s election to defer a percentage of his or her Compensation to the Plan for a Plan Year pursuant to Section 3 of Article II.

Employee means any individual employed by an Employer.

Employer means the Company, Highland Hospitality, L.P., and any other employer, whether or not incorporated, that is either a parent or subsidiary of the Company or is otherwise affiliated with the Company through common ownership that participates in the Retirement Savings Plan for the benefit of its Employees and has elected to participate in the Plan with the consent of the Company.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Flexible Benefits Plan means the flexible benefits plan maintained by the Participant’s Employer.

Highly Compensated Employees and Non-Highly Compensated Employees means persons who are, or are not, as the case may be, highly compensated employees within the meaning of Section 414(q) of the Code.

Key Employee means a key employee as defined in Section 416(i) of the Code.

Participant means an Employee who is eligible to participate in the Plan under Section 1 of Article II and who elects to participate in the Plan. The term Participant also includes former Participants, terminated Participants and their beneficiaries as appropriate to the context. An individual shall remain an inactive Participant in the Plan until their entire interest under the Plan has been distributed or forfeited.

Plan Year means the calendar year.

Post-2004 Deferral means amounts deferred under the Plan after December 31, 2004 (including earnings) which are subject to Section 409A of the Code.

Post-2005 Deferral means amounts deferred under the Plan on or before December 31, 2004 including earnings which are not subject to Section 409A of the Code.

Prior Plan means the Barceló Crestline Corporation Executive Deferred Compensation Plan.

Retirement Savings Plan means the Highland Hospitality Retirement and Savings Plan, as amended from time to time.

Termination of Employment means termination of employment from the Employer with respect to Pre-2005 Deferrals and “separation from service” with respect to Post-2004 Deferrals.

CERTIFICATE

I, Tracy M.J. Colden, the undersigned Executive Vice President and General Counsel of Highland Hospitality Corporation, do hereby certify that a true and correct copy of the Highland Hospitality Corporation Executive Deferred Compensation Plan as amended by the Board of Directors on March 10, 2005 is attached hereto.

/s/ Tracy M.J. Colden
Tracy M.J. Colden
Executive Vice President